Exhibit 1

Suite 920-475 West Georgia Street Vancouver, BC V6B 4M9	Tel: 1-604-689-0234 Fax: 1-604-688-0094
FOR IMMEDIATE RELEASE
AKER KVAERNER TO CONDUCT FEASIBILITY STUDY & LUIS J. BAERTL JOINS ADVISORY COMMITTEE
Vancouver, British Columbia, Canada, August 28, 2006 Peru Copper Inc. (TSX:PCR / AMEX:CUP / BVL: CUP) (“Peru Copper” or the “Company”) is pleased to announce that it has commissioned Aker Kvaerner Metals, in Tucson, Arizona to conduct a Feasibility Study for its Toromocho copper project in Peru.
Charles G. Preble, Company CEO and President, said “Our hiring of Aker Kvaerner to complete the feasibility study represents another important milestone in the development of our world-class Toromocho copper project. We have been working on the project on a fast track basis since its acquisition and the commencement of the feasibility study continues the project on that path. We estimate that the study should be completed in approximately 12 months as many components of the study have been underway for some time.”
Aker Kvaerner is a leading global provider of engineering and construction services, technology products and integrated solutions. The business within Aker Kvaerner comprises several industries, including Oil & Gas, Refining & Chemicals, Mining & Metals, Pharmaceuticals & Biotechnology, Power Generation and Pulp & Paper.
Aker Kvaerner has performed studies, engineering, procurement, construction and commissioning for many of the largest copper projects in the world.
Advisory Committee
The Company is also pleased to announce that Mr. Luis J. Baertl has been appointed to the Advisory Committee.
Mr. Baertl, a founder of Peru Copper Inc., has extensive financial, business and technical expertise related to the mining industry both in Latin America and internationally, having worked and consulted for several multi-national mining and financial groups. Mr. Baertl began his career with Banco Continental Del Peru and was actively involved in international banking and project financing related to the mining industry through executive positions held with Citicorp Citibank and The Chase Manhattan Bank. As Senior Vice-President of Corporate Development with Barrick Gold Corp., Mr. Baertl actively participated in the acquisition of LAC Minerals and Arequipa Resources Ltd. and was involved in the consolidation of the Pascua property in Chile, as well as the Veladero and Lama joint ventures in Argentina. As a senior officer with Billiton he participated in the expansion of their Base Metals business development strategy. Through his work as a consultant within the mining industry, Mr. Baertl has provided advisory services to several internationally recognized mining groups.

Mr. Baertl will be joining Mr. Geoff Loudon, a successful mine finder and developer and Mr. John Hunt, a world-class ore deposits geologist and explorationist. Mr. Loudon has over 40 years experience as a mining professional and was responsible for the discovery of the Lihir gold deposit in Papua New Guinea. Mr. Loudon is currently a director of Lihir Gold Limited. Mr. Hunt has been the President of Hunt Exploration, Inc. and General Partner of Hunt, Ware & Proffett since 1974.
Peru Copper is involved in the acquisition and exploration of potentially mineable deposits of copper in Peru. On June 11, 2003, Peru Copper entered into the Toromocho Option Agreement with Empresa Minera del Centro del Peru S.A. (“Centromin”), a Peruvian state-owned mining company, whereby Centromin granted the Company the option to acquire its interest in the mining concessions and related assets of the Toromocho Project.
For further information please contact Patrick De Witt, Director of Investor Relations at (604) 689-0234 or patrick@perucopper.com.
Cautionary Note to U.S. Investors—The United States Securities and Exchange Commission permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this press release, such as “mineral deposit”, that the SEC guidelines strictly prohibit U.S. registered companies from including in their filings with the SEC. U.S. Investors are urged to consider closely the disclosure in our Form F-1 Registration Statement, File No. 333-121527, which may be secured from us, or from the SEC’s website at http://www.sec.gov/edgar.shtml.
Forward-Looking Statements:
Statements in this release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors identified in the Peru Copper Inc. periodic filings with Canadian Securities Regulators. Such forward-looking information represents management’s best judgment based on information currently available. No forward-looking statement can be guaranteed and actual future results may vary materially. Peru Copper does not assume the obligation to update any forward-looking statement.
Safe Harbor Statement under the United States Private Securities Litigation Reform Act of 1995: Except for the statements of historical fact contained herein, the information presented constitutes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, including but not limited to those with respect to the price of copper, the timing of completion of exploration activities and the determination and amount of estimated mineral resources involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievement of Peru Copper Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, risks related to the exploration and potential development of the properties owned by the company, risks related to international operations, the actual results of current exploration activities, conclusions of economic evaluations, changes in project parameters as plans continue to be refined, future prices of copper, silver, molybdenum and gold, as well as those factors discussed in the section entitled “Risk Factors” in the Form F-1 as on file with the Securities and Exchange Commission in Washington, D.C. Although Peru Copper Inc. has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.